Exhibit 99.1

CONTACT:
Tim Perrott
Investor Relations
561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Announces Third Quarter 2025 Results

Third Quarter Revenue of $1.6 Billion with GAAP EPS of $0.72; Adjusted EPS of $1.14

GAAP Operating Income of $34 Million; Net Income of $23 Million; Operating Cash Flow of $90 Million

Adjusted EBITDA of $62 Million; Adjusted Free Cash Flow of $89 Million

Previously Announced Transaction Expected to Close by Year-End 2025

Boca Raton, Fla., November 5, 2025 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the third quarter ended September 27, 2025.

Consolidated (in millions, except per share amounts)	3Q25	3Q24	YTD25	YTD24
Selected GAAP and Non-GAAP measures:
Sales	$1,625	$1,780	$4,911	$5,367
Sales change from prior year period	(9)%		(8)%
Operating income	$34	$102	$11	$143
Adjusted operating income (1)	$38	$41	$117	$141
Net income (loss) from continuing operations	$23	$68	$(6)	$95
Diluted earnings (loss) per share from continuing operations	$0.72	$2.04	$(0.21)	$2.65
Adjusted net income from continuing operations (1)	$36	$24	$83	$94
Adjusted earnings per share from continuing operations (fully diluted) (1)	$1.14	$0.71	$2.71	$2.61
Adjusted EBITDA (1)	$62	$62	$184	$210
Operating Cash Flow from continuing operations	$90	$81	$163	$125
Free Cash Flow (2)	$78	$58	$118	$51
Adjusted Free Cash Flow (3)	$89	$68	$147	$90

Third Quarter 2025 Summary(1)(3)

•
Total reported sales of $1.6 billion, down 9% versus the prior year period on a reported basis. The decrease in reported sales is largely related to lower sales in its Office Depot Division, primarily due to 63 fewer retail locations in service compared to the previous year and reduced retail and online consumer traffic, as well as lower sales in its ODP Business Solutions Division.
•
GAAP operating income of $34 million and net income from continuing operations of $23 million, or $0.72 per diluted share, versus $102 million and $68 million, respectively, or $2.04 per diluted share, in the prior year period
•
Adjusted operating income of $38 million, compared to $41 million in the third quarter of 2024; adjusted EBITDA of $62 million in both the third quarter of 2025 and 2024. Adjusted operating income in the third quarter of 2024 excludes $70 million of income related to legal matter monetization where the Company was engaged in legal proceedings as a plaintiff
•
Adjusted net income from continuing operations of $36 million, or adjusted diluted earnings per share from continuing operations of $1.14, versus $24 million or $0.71, respectively, in the prior year period.

Adjusted net income from continuing operations in the third quarter of 2024 excludes $70 million of income, or $51 million net of tax, related to legal matter monetization where the Company was engaged in legal proceedings as a plaintiff
•
Operating cash flow from continuing operations of $90 million and adjusted free cash flow of $89 million, versus $81 million and $68 million, respectively, in the prior year period
•
$730 million of total available liquidity including $182 million in cash and cash equivalents at quarter end

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2025 were $1.6 billion, a 9% decrease compared to the same period last year, primarily reflecting lower sales in both the consumer and business-to-business (B2B) divisions. The decline in the consumer division, Office Depot, was mainly driven by 63 fewer stores in operation due to planned closures, as well as reduced retail and online consumer traffic. On a comparable store basis, sales declined 7%, representing an improvement over the 10% decrease in the prior year period. In the ODP Business Solutions Division, sales declined 6% year-over-year, primarily reflecting ongoing macroeconomic headwinds and softer enterprise customer spending. Veyer continued to deliver strong logistical support for both the ODP Business Solutions and Office Depot divisions despite lower internal sales volume, while also advancing its growth strategy by providing supply chain and procurement solutions to third-party customers and driving increases in external revenue.

The Company reported GAAP operating income of $34 million in the third quarter of 2025, down compared to $102 million in the prior year period. Operating results in the third quarter of 2025 included $4 million of charges primarily related to $8 million in transaction and integration expenses associated with the Merger (as defined below), $5 million in non-cash asset impairments of operating lease right-of-use (“ROU”) assets associated with the Company’s retail store locations, $2 million related to the impairment of operating lease ROU assets associated with the Company’s supply chain facilities, and $1 million related to the impairment of fixed assets. These charges were partially offset by $12 million in restructuring income primarily associated with the Optimize for Growth restructuring plan. Net income from continuing operations was $23 million, or $0.72 per diluted share in the third quarter of 2025, down compared to net income from continuing operations of $68 million, or $2.04 per diluted share in the third quarter of 2024.

Adjusted (non-GAAP) Results(1)

Adjusted results for the third quarter of 2025 exclude charges and credits totaling $4 million as described above and the associated tax impacts.

•
Third quarter 2025 adjusted EBITDA was $62 million, flat with the prior year period. This included adjusted depreciation and amortization of $24 million in both the third quarter of 2025 and 2024
•
Third quarter 2025 adjusted operating income was $38 million, down compared to $41 million in the third quarter of 2024
•
Third quarter 2025 adjusted net income from continuing operations was $36 million, or $1.14 per diluted share, compared to $24 million, or $0.71 per diluted share, in the third quarter of 2024, an increase of 61% on a per share basis

Division Results

ODP Business Solutions Division

Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue of $3.4 billion.

•
Reported sales for the third quarter of 2025 were $862 million, a decrease of 6% year-over-year. This result reflects an improvement in revenue trends compared to the prior year period, despite ongoing macroeconomic challenges and continued softness in enterprise demand. Year-over-year revenue trends improved by about 200 basis points, driven by ODP Business Solutions’ success in onboarding new customers, executing targeted sales initiatives, and generating incremental growth in hospitality sector
•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 45% of total ODP Business Solutions’ sales, representing an increase over the same period last year

•
Drove accelerated sales growth in Operating, Supplies & Equipment (OS&E) categories within the hospitality business and expanded presence in new markets helping drive increased demand for traditional product categories. Onboarded more than 600 new hotel properties as customers under the Company’s existing hospitality agreement. Made meaningful progress on potential new agreements with several leading hospitality management companies
•
Operating income was $14 million in the third quarter of 2025, down compared to $28 million in the same period last year on a reported basis

Office Depot Division

Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and eCommerce presence.

•
Reported sales were $749 million in the third quarter of 2025, down 13% year-over-year, reflecting an improvement over prior year trends. Sales were impacted by 63 fewer retail locations due to planned store closures, lower demand in certain product categories, and reduced online sales. Comparable store sales declined 7%, an improvement versus the 10% decrease in the prior year period, as targeted, profitable sales strategies gained traction. The Company closed 12 retail stores during the quarter, ending with 822 retail locations
•
Store and online traffic were lower year-over-year due to macroeconomic factors. However, targeted sales promotions resulted in higher average order volumes and sales per shopper, which supported top-line results and margins
•
Operating income was $31 million in the third quarter of 2025, compared to $23 million during the same period last year on a reported basis. As a percentage of sales, operating income was 4%, increase of 140 basis points from the same period last year

Veyer Division

Nationwide supply chain, distribution, procurement and global sourcing operation supporting Office Depot and ODP Business Solutions, as well as third-party customers. Veyer’s assets and capabilities include 7 million square feet of infrastructure through a network of distribution centers, cross-docks, and other facilities throughout the United States; a global sourcing presence in Asia; and business next-day delivery capabilities to 98.5% of U.S. population.

•
In the third quarter of 2025, Veyer provided support for its internal customers, ODP Business Solutions and Office Depot, as well as its third-party customers, generating reported sales of $1.1 billion
•
Reported operating income was $12 million in the third quarter of 2025, compared to $9 million in the prior year period
•
In the third quarter of 2025, sales generated from third-party customers increased by 64% compared to the same period last year, resulting in sales of $23 million. EBITDA generated from third-party customers was $7 million in the quarter

Balance Sheet and Cash Flow

As of September 27, 2025, ODP had total available liquidity of $730 million, consisting of $182 million in cash and cash equivalents and $548 million of available credit under the Fourth Amended Credit Agreement. Total debt was $148 million.

For the third quarter of 2025, cash provided by operating activities of continuing operations increased to $90 million, which included $10 million in restructuring spend, compared to $81 million in the third quarter of the prior year, which included $10 million in restructuring spend. The year-over-year increase in operating cash flow is primarily related to operational discipline including strong cash conversion, as well as prudent working capital management helping to offset the impact of lower sales.

Capital expenditures were $12 million in the third quarter of 2025 versus $22 million in the prior year period, as the Company continued to prioritize capital investments towards B2B growth opportunities supporting its supply chain operations, distribution network, and digital capabilities. Adjusted Free Cash Flow(3) was $89 million in the third quarter of 2025, up compared to $68 million in the prior year period.

“Optimize for Growth” B2B Revenue Acceleration Plan

In the third quarter of 2025, the Company advanced its “Optimize for Growth” restructuring plan, an initiative aimed at reducing fixed-cost infrastructure while leveraging core strengths to accelerate growth in B2B market segments. This includes expansion into new enterprise verticals such as hospitality, healthcare, and other adjacent sectors.

As part of this plan in the third quarter of 2025, the Company recognized $13 million of restructuring income primarily related to a $17 million gain on disposal of an owned distribution facility. The Company closed 12 retail stores, 15 satellite locations and one distribution facility. In total, over the multi-year life of the plan, the Company expects to incur costs in the range of $185 million to $230 million, which we anticipate will generate approximately $380 million in EBITDA improvement and generate over $1.3 billion in total value.

Transaction Update

As previously announced on September 22, 2025, the Company entered into a definitive agreement to be acquired, via merger (the “Merger”), by an affiliate of Atlas Holdings. The Company’s Board of Directors has unanimously approved the Merger, which the Company continues to expect will be completed by the end of 2025. The Merger is subject to customary closing conditions, including regulatory approvals and approval by the Company’s shareholders. In light of the pending Merger, the Company will not hold an earnings conference call or provide forward-looking guidance.

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, and $70 million in operating income related to legal matter monetization where the Company was engaged in legal proceedings as a plaintiff. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures and changes in restricted cash. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s restructuring programs, and related expenses. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; and Veyer, LLC, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2025 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended. All statements that are not statements of historical fact are forward-looking statements. Without limitation, when we use the words “believe,” “estimate,” “plan,” “expect,” “intend,” “anticipate,” “continue,” “may,” “project,” “probably,” “should,” “could,” “will” and similar expressions in this communication, we are identifying forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements appear in a number of places in this communication and include statements regarding the intent, belief, or current expectations of the Company, its directors, or its officers with respect to, among other things, the Company’s acquisition by an affiliate of Atlas Holdings, trends affecting the Company’s financial condition or results of operations, the Company’s ability to achieve its strategic plans, including the benefits related to Optimize for Growth, Project Core and other strategic restructurings or initiatives, liquidity, suppliers, consumers, customers, and employees, disruptions or inefficiencies in our supply chain, uncertainties arising from conflicts including the conflicts in Russia-Ukraine and in the Middle East, and macroeconomic drivers and their effect on the U.S. economy, changes in trade policy and tariffs, changes in worldwide and U.S. economic conditions including higher interest rates that materially impact consumer spending and employment and the demand for our products and services, and the outcome of contingencies such as litigation and investigations. Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. More information regarding these risks, uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in our discussion of “Risk Factors” within Other Key Information in our Annual Report on Form 10-K filed on February 26, 2025 (the “2024 Form 10-K”) with the SEC and within Other Information in our Quarterly Reports on Form 10-Q filed for any subsequent fiscal quarters.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024
Sales	$1,625	$1,780	$4,911	$5,367
Cost of goods and occupancy costs	1,294	1,416	3,910	4,252
Gross profit	331	364	1,001	1,115
Selling, general and administrative expenses	293	323	884	974
Asset impairments	8	7	49	21
Merger and restructuring (income) expenses, net	(4)	2	57	47
Legal matter monetization	—	(70)	—	(70)
Operating income	34	102	11	143
Other income (expense):
Interest income	3	2	8	7
Interest expense	(6)	(6)	(19)	(16)
Other income (expense), net	—	(3)	(6)	(4)
Income (loss) from continuing operations before income taxes	31	95	(6)	130
Income tax expense (benefit)	8	27	—	35
Net income (loss) from continuing operations	23	68	(6)	95
Discontinued operations, net of tax	—	(10)	—	(95)
Net income (loss)	$23	$58	$(6)	$—
Basic earnings (loss) per share
Continuing operations	$0.75	$2.06	$(0.21)	$2.72
Discontinued operations	—	(0.31)	—	(2.71)
Net basic earnings (loss) per share	$0.75	$1.75	$(0.21)	$0.01
Diluted earnings (loss) per share
Continuing operations	$0.72	$2.04	$(0.21)	$2.65
Discontinued operations	—	(0.31)	—	(2.64)
Net diluted earnings (loss) per share	$0.72	$1.73	$(0.21)	$0.01

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	September 27,	December 28,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$182	$166
Receivables, net	474	466
Inventories	699	770
Prepaid expenses and other current assets	30	30
Current assets held for sale	6	6
Total current assets	1,391	1,438
Property and equipment, net	252	299
Operating lease right-of-use assets	803	954
Goodwill	412	411
Other intangible assets, net	45	48
Deferred income taxes	109	102
Other assets	267	277
Total assets	$3,279	$3,529
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$685	$697
Accrued expenses and other current liabilities	833	835
Income taxes payable	2	2
Short-term borrowings and current maturities of long-term debt	7	9
Total current liabilities	1,527	1,543
Deferred income taxes and other long-term liabilities	132	116
Pension and postretirement obligations, net	15	14
Long-term debt, net of current maturities	141	270
Operating lease liabilities, net of current portion	641	779
Total liabilities	2,456	2,722
Contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 67,717,012 at September 27, 2025 and 67,414,115 at December 28, 2024; outstanding shares — 30,117,856 at September 27, 2025 and 29,814,959 at December 28, 2024	1	1
Additional paid-in capital	2,787	2,771
Accumulated other comprehensive loss	(118)	(124)
Accumulated deficit	(321)	(315)
Treasury stock, at cost — 37,599,156 shares at September 27, 2025 and December 28, 2024	(1,526)	(1,526)
Total stockholders’ equity	823	807
Total liabilities and stockholders’ equity	$3,279	$3,529

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 27,	September 28,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(6)	$—
Loss from discontinued operations, net of tax	—	(95)
Net income (loss) from continuing operations	(6)	95
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	79	73
Amortization of debt discount and issuance costs	1	1
Charges for losses on receivables and inventories	15	17
Asset impairments	49	21
Gain on disposition of assets, net	(17)	(1)
Compensation expense for share-based payments	19	23
Deferred income taxes and deferred tax asset valuation allowances	(7)	13
Changes in working capital and other operating activities	30	(117)
Net cash provided by operating activities of continuing operations	163	125
Net cash used in operating activities of discontinued operations	—	(23)
Net cash provided by operating activities	163	102
Cash flows from investing activities:
Capital expenditures	(45)	(72)
Businesses acquired, net of cash acquired	—	(11)
Proceeds from disposition of assets	24	1
Settlement of company-owned life insurance policies	19	4
Net cash used in investing activities of continuing operations	(2)	(78)
Net cash used in investing activities of discontinued operations	(2)	(7)
Net cash used in investing activities	(4)	(85)
Cash flows from financing activities:
Payments on credit facilities and debt retirement	(713)	(450)
Borrowings under credit facilities	585	520
Net payments on other long and short-term borrowings	(9)	(8)
Share purchases for taxes, net of proceeds from employee share-based transactions	(2)	(15)
Repurchase of common stock for treasury	(3)	(254)
Other financing activities	(2)	(7)
Net cash used in financing activities of continuing operations	(144)	(214)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(144)	(214)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	16	(198)
Cash, cash equivalents and restricted cash at beginning of period	171	395
Cash, cash equivalents and restricted cash at end of period	$187	$197
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$63	$202
Right-of-use assets obtained in exchange for new finance lease liabilities	6	9
Interest paid	18	13
Cash taxes paid, net	15	14

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	3Q25	3Q24	YTD25	YTD24
Sales (external)	$860	$914	$2,568	$2,753
Sales (internal)	$2	$2	$5	$7
% change of total sales	(6)%	(8)%	(7)%	(8)%
Division operating income	$14	$28	$53	$87
% of total sales	2%	3%	2%	3%

Office Depot Division	3Q25	3Q24	YTD25	YTD24
Sales (external)	$742	$852	$2,283	$2,580
Sales (internal)	$7	$9	$20	$24
% change of total sales	(13)%	(15)%	(12)%	(14)%
Division operating income	$31	$23	$87	$91
% of total sales	4%	3%	4%	3%
Change in comparable store sales	(7)%	(10)%	(6)%	(9)%

Veyer Division	3Q25	3Q24	YTD25	YTD24
Sales (external)	$23	$14	$60	$34
Sales (internal)	$1,050	$1,190	$3,234	$3,591
% change of total sales	(11)%	(10)%	(9)%	(11)%
Division operating income	$12	$9	$31	$23
% of total sales	1%	1%	1%	1%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures and changes in restricted cash. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges and credits not indicative of core operations. For this release these cash charges and credits include transaction and integration costs mainly associated with the Atlas Holdings Acquisition and restructuring costs associated with Optimize for Growth, Project Core, and Maximize B2B programs.

(In millions, except per share amounts)

Q3 2025	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$8	0.5%	$8	$—		—%
Merger and restructuring income, net	$(4)	(0.2)%	$(4)	$—		—%
Operating income	$34	2.1%	$(4)	$38	(4)	2.3%
Income tax expense (benefit)	$8	0.5%	$9	$(1)	(5)	(0.1)%
Net income from continuing operations	$23	1.4%	$(13)	$36	(6)	2.2%
Earnings per share from continuing operations (fully diluted)	$0.72		$(0.42)	$1.14	(6)

Q3 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$7	0.4%	$7	$—		—%
Merger and restructuring expenses, net	$2	0.1%	$2	$—		—%
Legal matter monetization	$(70)	(3.9)%	$(70)	$—		—%
Operating income	$102	5.7%	$61	$41	(4)	2.3%
Income tax expense	$27	1.5%	$16	$11	(5)	0.6%
Net income from continuing operations	$68	3.8%	$45	$24	(6)	1.3%
Earnings per share from continuing operations (fully diluted)	$2.04		$1.33	$0.71	(6)

YTD 2025	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$49	1.0%	$49	$—		—%
Merger and restructuring expenses, net	$57	1.2%	$57	$—		—%
Operating income	$11	0.2%	$(106)	$117	(4)	2.4%
Income tax expense (benefit)	$—	—%	$(17)	$17	(5)	0.3%
Net income (loss) from continuing operations	$(6)	(0.1)%	$(89)	$83	(6)	1.7%
Earnings (loss) per share from continuing operations (fully diluted)	$(0.21)		$(2.92)	$2.71	(6)
Depreciation and amortization	$79	1.6%	$6	$73	(7)	1.5%

YTD 2024	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$21	0.4%	$21	$—		—%
Merger and restructuring expenses, net	$47	0.9%	$47	$—		—%
Legal matter monetization	$(70)	(1.3)%	$(70)	$—		—%
Operating income	$143	2.7%	$2	$141	(4)	2.6%
Income tax expense	$35	0.7%	$1	$34	(5)	0.6%
Net income from continuing operations	$95	1.8%	$1	$94	(6)	1.8%
Earnings per share from continuing operations (fully diluted)	$2.65		$0.04	$2.61	(6)

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 28,	September 27,	September 28,
Adjusted EBITDA:	2025	2024	2025	2024
Net income (loss)	$23	$58	$(6)	$—
Discontinued operations, net of tax	—	(10)	—	(95)
Net income (loss) from continuing operations	23	68	(6)	95
Income tax expense (benefit)	8	27	—	35
Income (loss) from continuing operations before income taxes	31	95	(6)	130
Add (subtract)
Interest income	(3)	(2)	(8)	(7)
Interest expense	6	6	19	16
Adjusted depreciation and amortization (7)	24	24	73	73
Charges and credits, pretax (8)	4	(61)	106	(2)
Adjusted EBITDA	$62	$62	$184	$210

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger and restructuring expenses, net, asset impairments, and legal matter monetization (if any).
(5)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(6)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger and restructuring expenses, net, asset impairments, legal matter monetization (if any), and exclude the tax effect of the charges or credits not indicative of core operations.
(7)
Adjusted depreciation and amortization represents a non-GAAP measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.
(8)
Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments, and legal matter monetization (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 28,	September 27,	September 28,
Free cash flow	2025	2024	2025	2024
Net cash provided by operating activities of continuing operations	$90	$81	$163	$125
Capital expenditures	(12)	(22)	(45)	(72)
Change in restricted cash impacting working capital	—	(1)	—	(1)
Free cash flow	78	58	118	51
Adjustments for certain cash charges:
Atlas Holdings Acquisition	3	—	3	—
Optimize for Growth	6	—	20	—
Project Core	1	9	5	33
Maximize B2B Restructuring Plan	—	1	1	6
Adjusted free cash flow	$89	$68	$147	$90

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q3	Q3	YTD
	2025	2024	2025
Office Depot Division:
Stores closed	12	9	47
Total retail stores (U.S.)	822	885	—
Total square footage (in millions)	18.2	19.6	—
Average square footage per store (in thousands)	22.1	22.1	—